Exhibit 99.1

Priceline.com Reports Financial Results For 3rd Quarter 2006

Gross Travel Bookings increase 48% year-over-year.

NORWALK, Conn., November 8, 2006 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 3rd quarter 2006.  Gross travel bookings for the quarter, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, rose 47.8% year-over-year to $903.2 million.  Revenues in the 3rd quarter were $313.5 million, a 21.1% increase over a year ago.  2006 results include the operating results of Bookings B.V., which was acquired in July 2005.

Priceline.com’s GAAP gross profit for the 3rd quarter 2006 was $123.5 million, up 54.4% from the prior year.  Priceline.com had 3rd quarter 2006 GAAP net income of $47.8 million, or $1.05 per diluted share.  GAAP net income for the 3rd quarter 2006 was positively affected by a $28.1 million non-cash tax benefit from reversing a portion of priceline.com’s deferred tax asset valuation allowance in the period.

Pro forma gross profit for the 3rd quarter 2006 was $122.3 million, an increase of 51.3% over the same period in the prior year.  Pro forma net income for the quarter was $30.2 million, or $0.72 per diluted share, which compares to $19.3 million, or $0.47 in the same period a year ago.  First Call analyst consensus for the 3rd quarter 2006 was $0.67 per diluted share.  The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial and statistical supplement reconciles historical pro forma financial information with priceline.com’s financial results under GAAP.

The non-cash tax benefit in the 3rd quarter of 2006 was recorded pursuant to the provisions of Statement of Financial Accounting Standards No. 109, which requires a company to release a portion of its deferred tax asset valuation allowance when it becomes more likely than not that it will realize all or some portion of its deferred tax asset.  The company released a portion of its valuation allowance in the 3rd quarter 2006 after taking into consideration current operating results and prospects; the accretive impact of its recent convertible note offering; and the availability of additional net operating loss carry-forwards for state income tax purposes.  While priceline.com does not expect to pay cash U.S. federal income taxes on its income for the foreseeable future, priceline.com records a mostly non-cash provision for U.S. income tax expense in its consolidated financial statements.  Priceline.com makes cash tax payments for U.S. alternative minimum taxes and for certain international taxes.  Last year’s 3rd quarter GAAP net income of $170.6 million, or $3.71 per diluted share, included a $160 million net non-cash tax benefit from reversing a portion of priceline.com’s deferred tax asset valuation allowance.

(more)

“Priceline.com’s 3rd quarter performance surpassed our updated guidance given on September 21st based on better-than-forecast results for the month of September,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “Priceline Europe had an excellent quarter, with gross travel bookings of $398 million in the 3rd quarter 2006, which represents an organic growth rate of approximately 121%.  We believe that international results were fueled by positive e-commerce market trends, strong results in fast-growing continental markets and contributions from inventory integration and cross-sell programs. Domestically, in the 3rd quarter priceline.com experienced organic gross travel bookings growth of 13.2%  and 13.0% growth in merchant gross travel bookings, which we believe demonstrates solid results for our opaque and retail merchant hotel services.  We believe priceline.com’s money saving travel services, including our Name Your Own Price® option, were highly attractive during the quarter to budget-minded consumers squeezed by rising travel prices.”  Organic gross travel bookings growth rates assume that acquired businesses were owned during all of 2005 and exclude the sale of Travelweb hotel rooms through Orbitz.

During the 3rd quarter, priceline.com completed an offering of $345 million principal amount of convertible senior notes. “We were pleased to complete this transaction at attractive borrowing costs,” said Robert Mylod, priceline.com’s Chief Financial Officer. “A portion of the net proceeds were used to purchase 3.9 million shares of priceline.com common stock and the balance is available for the repayment of our previously issued convertible notes over the next few years as well as for general corporate purposes.”  The company also announced today that it had completed its exchange offer for its outstanding convertible notes payable in 2008 and 2010.  In the exchange, 99.9% of the $125 million aggregate principal amount of convertible senior notes due 2008 and 100% of the $100 million aggregate principal amount of convertible senior notes due 2010 were exchanged in each case for notes which provide for, among other things, principal repayment in cash rather than shares.

Looking toward the 4th quarter, Mr. Boyd said, “Average holiday travel costs already are running well ahead of last year.  We believe this puts priceline.com in a favorable competitive position versus other online travel reservation services.  We believe that customers booking in advance will find priceline.com has a broad selection of airline, hotel and rental car offerings at competitive prices.  Those who wait until the last minute to make their holiday travel plans will still be able to use our Name Your Own Price® services for potentially deeper discounts.”

(more)

Forward Guidance

Priceline.com said it was targeting the following for 4th quarter 2006:

•                  Year-over-year increases in overall gross travel bookings of approximately 30%.

•                  Gross travel bookings from Priceline Europe of approximately $280 to $300 million.

•                  Year-over-year increase in revenue of approximately 15%.

•                  Year-over-year increase in pro forma gross profit of approximately 35% to 40%.

•                  Pro forma net income of between $0.36 and $0.42 per diluted share.

For full-year 2007, priceline.com said it was targeting pro forma net income of $2.37 to $2.67 per diluted share.

The increase in 4th quarter 2006 and full-year 2007 guidance compared to the guidance given in September 2006 primarily results from the impact of the recent convertible note offering, the use of proceeds thereof, including the repurchase of 3.85 million shares of priceline.com common stock, and the impact of the recent exchange offer.

Pro forma gross profit guidance for the 4th quarter 2006 and 2007 excludes non-cash amortization expense of acquisition-related intangibles primarily associated with the acquisition of Travelweb LLC in 2004.  Pro forma net income per diluted share guidance for the 4th quarter 2006 and full-year 2007 excludes:

•                  non-cash amortization expense of acquisition-related intangibles,

•                  stock-based compensation expense (including compensation expense related to stock options upon the adoption of SFAS 123(R)),

•                  option payroll tax expense,

•                  non-cash income tax expense,

•                  non-cash preferred stock dividends, and

•                  the impact on minority interests of the pro forma adjustments described above.

When aggregated, the foregoing adjustments are expected to total approximately $9 million for the 4th quarter 2006 and $44 million for full-year 2007.

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) operates priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Priceline Europe, a leading European online hotel reservation service.

(more)

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service.  In addition to getting all the best published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter™ advanced search technology, create packages to save even more money, and take advantage of priceline.com’s famous Name-Your-Own-Price® service, which can deliver the lowest prices available.

Priceline Europe operates one of Europe’s fastest growing hotel reservation services through its Booking.com network of hotel reservation services, Activehotels.com and priceline.co.uk.  Priceline Europe operates in 40 countries in 12 languages and offers its customers in Europe and the U.S. access to approximately 25,000 participating European hotels.

Priceline.com also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

###

Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

—       adverse changes in general market conditions for leisure and  other travel services as the result of, among other things, terrorist attacks, natural disasters, or the outbreak of an epidemic or pandemic disease;

—       adverse changes in the Company’s relationships with airlines and other product and  service providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s retail or “opaque” services, or both);

—       the loss or reduction of global distribution fees;

—       the bankruptcy or insolvency of another major domestic airline;

—       the effects of increased competition;

—       systems-related failures and/or security breaches, including without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach;

—       difficulties integrating recent acquisitions, such as Active Hotels Ltd. and Bookings B.V., including, ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

—       a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

—       legal and regulatory risks; and

—       the ability to attract and retain qualified personnel.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma gross profit, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies.  Priceline.com believes that pro forma gross profit, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods.  Pro forma financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded from pro forma gross profit and pro forma net income because it does not impact cash earnings.

•                  Stock-based compensation expense and the non-cash expense associated with the payment of preferred stock dividends are excluded from pro forma net income because they do not impact cash earnings and are reflected in earnings per share through increased share counts.

•                  Option payroll tax expense often shows volatility unrelated to operating results since the expense is driven primarily by stock option exercise activity and the market price of priceline.com’s common stock.

•                  The restructuring charge, net and the impact of the favorable resolution of certain Federal transportation tax and state franchise tax issues are excluded because they can impact comparability of earnings with historical results from prior periods.

•                  Income tax (expense) benefit is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carryforwards.  In addition, the non-cash U.S. income tax benefit resulting from the 3rd quarter 2006 release of an additional portion of priceline’s deferred tax valuation allowance is excluded because it does not impact cash earnings.

•                  Minority interest is adjusted for the impact of certain of the pro forma adjustments described above.

•                  Equity in income (loss) of investees and minority interests is adjusted to exclude the impairment charge related to the investment in pricelinemortgage.com because it is a non-cash charge and it can impact comparability of earnings with historical results from prior periods.

•                  Finally, for calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above

•                  the impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which requires that priceline.com use the “if-converted” method of accounting for convertible debt instruments when calculating earnings per share, has been excluded because the common stock that underlie priceline.com’s 1% Convertible Senior Notes and priceline.com’s 2.25% Convertible Senior Notes are generally not issuable unless our common stock trades at prices of $44.00 per share and $45.54 per share, respectively.

•                  All common stock warrants and shares of restricted common stock are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude our preferred stock dividend and stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States.  The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

priceline.com Incorporated
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	September 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$308,670	$80,341
Restricted cash	17,795	22,308
Short-term investments	32,686	72,745
Accounts receivable, net of allowance for doubtful accounts of $1,274 and $1,377, respectively	58,577	30,043
Prepaid expenses and other current assets	19,902	18,245
Total current assets	437,630	223,682

Property and equipment, net	20,738	18,271
Intangible assets, net	153,114	149,675
Goodwill	218,813	198,417
Deferred taxes	182,822	146,553
Other assets	21,417	17,430

Total assets	$1,034,534	$754,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$53,806	$37,851
Accrued expenses and other current liabilities	43,239	29,545
Deferred merchant bookings	7,295	3,619
Total current liabilities	104,340	71,015

Deferred taxes	42,986	42,375
Other long-term liabilities	12,260	10,889
Minority interest	20,710	23,659
Long-term debt	523,718	223,549
Total liabilities	704,014	371,487

Series B mandatorily redeemable preferred stock, $0.01 par value, 80,000 authorized shares; $1,000 liquidation value per share; 80,000 shares issued and 13,470 shares outstanding	13,470	13,470

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 42,947,649 and 42,195,004 shares issued, respectively	329	323
Treasury stock, 6,597,701 and 2,496,326 shares, respectively	(486,253)	(350,628)
Additional paid-in capital	2,066,003	2,069,165
Deferred compensation	—	(6,810)
Accumulated deficit	(1,275,265)	(1,334,572)
Accumulated other comprehensive income (loss)	12,236	(8,407)
Total stockholders’ equity	317,050	369,071

Total liabilities and stockholders’ equity	$1,034,534	$754,028

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Merchant revenues	$238,558	$222,142	$699,520	$686,174
Agency revenues	73,326	35,497	159,599	69,280
Other revenues	1,583	1,158	3,913	3,293
Total revenues	313,467	258,797	863,032	758,747

Cost of merchant revenues	189,920	178,272	561,450	555,280
Cost of agency revenues	—	523	—	523
Cost of other revenues	—	—	—	—
Total costs of revenues	189,920	178,795	561,450	555,803

Gross profit	123,547	80,002	301,582	202,944

Operating expenses:
Advertising - Offline	6,665	7,320	24,962	26,482
Advertising - Online	34,560	19,865	86,914	42,001
Sales and marketing	11,204	9,645	31,494	27,967
Personnel, including stock based compensation of $3,543, $1,270, $10,277 and $2,974, respectively	21,658	13,820	56,869	34,804
General and administrative, including option payroll taxes of $54, $10, $273, and $66, respectively	6,643	4,814	19,638	14,502
Information technology	2,551	2,508	7,190	8,023
Depreciation and amortization	8,664	7,138	24,970	17,651
Restructuring charge, net	—	2,000	135	1,664

Total operating expenses	91,945	67,110	252,172	173,094

Operating income	31,602	12,892	49,410	29,850

Other income (expense):
Interest income	2,626	1,102	6,322	4,271
Interest expense	(1,550)	(1,245)	(4,603)	(3,777)
Other	354	(77)	(157)	(558)
Total other income (expense)	1,430	(220)	1,562	(64)

Earnings before income taxes, equity in income (loss) of investees and minority interests	33,032	12,672	50,972	29,786
Income tax benefit	18,113	158,573	13,277	158,527
Equity in income (loss) of investees and minority interests	(2,328)	325	(3,015)	626
Net income	48,817	171,570	61,234	188,939
Preferred stock dividend	(1,063)	(976)	(1,927)	(1,854)

Net income applicable to common stockholders	$47,754	$170,594	$59,307	$187,085

Net income applicable to common stockholders per basic common share	$1.21	$4.36	$1.50	$4.79

Weighted average number of basic common shares outstanding	39,596	39,156	39,487	39,038

Net income applicable to common stockholders per diluted common share	$1.05	$3.71	$1.34	$4.12

Weighted average number of diluted common shares outstanding	46,385	46,485	46,153	46,441

priceline.com Incorporated

RECONCILIATION OF GAAP FINANCIAL INFORMATION TO PRO FORMA

FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share data)

	Three Months Ended
	September 30, 2006
	GAAP	Adjustments		Pro Forma

Merchant revenues	$238,558	$(1,600	)(a)	$236,958
Agency revenues	73,326	—		73,326
Other revenues	1,583	—		1,583
Total revenues	313,467	(1,600)		311,867

Cost of merchant revenues	189,920	(373	)(b)	189,547
Cost of agency revenues	—	—		—
Cost of other revenues	—	—		—
Total costs of revenues	189,920	(373)		189,547

Gross profit	123,547	(1,227)		122,320

Operating expenses:
Advertising - Offline	6,665	—		6,665
Advertising - Online	34,560	—		34,560
Sales and marketing	11,204	—		11,204
Personnel, including stock based compensation of $3,543	21,658	(3,543	)(c)	18,115
General and administrative, including option payroll taxes of $54	6,643	1,617	(d)	8,260
Information technology	2,551	—		2,551
Depreciation and amortization	8,664	(5,979	)(b)	2,685

Total operating expenses	91,945	(7,905)		84,040

Operating income	31,602	6,678		38,280

Other income (expense):
Interest income	2,626	—		2,626
Interest expense	(1,550)	—		(1,550)
Other	354	—		354
Total other income	1,430	—		1,430

Earnings before income taxes, equity in loss of investees and minority interests	33,032	6,678		39,710
Income tax (expense) benefit	18,113	(26,088	)(e)	(7,975)
Equity in loss of investees and minority interests	(2,328)	744	(f)	(1,584)
Net income	48,817	(18,666)		30,151
Preferred stock dividend	(1,063)	1,063	(g)	—

Net income applicable to common stockholders	$47,754	$(17,603)		$30,151

Net income applicable to common stockholders per basic common share	$1.21			$0.76

Weighted average number of basic common shares outstanding	39,596			39,596

Net income applicable to common stockholders per diluted common share	$1.05			$0.72

Weighted average number of diluted common shares outstanding	46,385	(4,412	)(h)	41,973

(a)   Adjustment for impact of favorable federal transportation tax determination.

(b)   Adjustment for amortization of acquisition-related intangibles, primarily related to Travelweb LLC, Active Hotels Ltd. and Bookings B.V.

(c)   Adjustment for stock-based compensation.

(d)   Adjustment for $1,671 non-recurring impact of favorable state franchise tax determination, partly offset by option payroll taxes of $54.

(e)   Adjustment for non-cash income tax (expense) benefit, including the non-cash benefit from a $28.1 million reversal of a portion of the Company’s US deferred tax asset valuation allowance.  In addition, adjustment to reflect the tax impact of certain other pro forma adjustments.

(f)    Adjustment for (1) $1,094 non-recurring non-cash impairment charge related to equity investment in pricelinemortgage.com and (2) the impact on minority interests of pro forma adjustments

(g)   Adjustment for preferred stock dividend.

(h)   Adjustment for the impact of EITF 04-08. Also, adjustment to include warrants and shares of restricted stock that were not considered in GAAP calculation of weighted average number of diluted common shares outstanding.

priceline.com Incorporated

RECONCILIATION OF GAAP FINANCIAL INFORMATION TO PRO FORMA

FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share data)

	Nine Months Ended
	September 30, 2006
	GAAP	Adjustments		Pro Forma

Merchant revenues	$699,520	$(1,600	)(a)	$697,920
Agency revenues	159,599	—		159,599
Other revenues	3,913	—		3,913
Total revenues	863,032	(1,600)		861,432

Cost of merchant revenues	561,450	(1,051	)(b)	560,399
Cost of agency revenues	—	—		—
Cost of other revenues	—	—		—
Total costs of revenues	561,450	(1,051)		560,399

Gross profit	301,582	(549)		301,033

Operating expenses:
Advertising - Offline	24,962	—		24,962
Advertising - Online	86,914	—		86,914
Sales and marketing	31,494	—		31,494
Personnel, including stock based compensation of $10,277	56,869	(10,277	)(c)	46,592
General and administrative, including option payroll taxes of $273	19,638	1,398	(d)	21,036
Information technology	7,190	—		7,190
Depreciation and amortization	24,970	(17,315	)(b)	7,655
Restructuring charge, net	135	(135	)(h)	—

Total operating expenses	252,172	(26,329)		225,843

Operating income	49,410	25,780		75,190

Other income (expense):
Interest income	6,322	—		6,322
Interest expense	(4,603)	—		(4,603)
Other	(157)	—		(157)
Total other income	1,562	—		1,562

Earnings before income taxes, equity in loss of investees and minority interests	50,972	25,780		76,752
Income tax (expense) benefit	13,277	(26,276	)(e)	(12,999)
Equity in loss of investees and minority interests	(3,015)	(20	)(f)	(3,035)
Net income	61,234	(516)		60,718
Preferred stock dividend	(1,927)	1,927	(g)	—

Net income applicable to common stockholders	$59,307	$1,411		$60,718

Net income applicable to common stockholders per basic common share	$1.50			$1.54

Weighted average number of basic common shares outstanding	39,487			39,487

Net income applicable to common stockholders per diluted common share	$1.34			$1.46

Weighted average number of diluted common shares outstanding	46,153	(4,558	)(i)	41,595

(a)   Adjustment for impact of favorable federal transportation tax determination.

(b)   Adjustment for amortization of acquisition-related intangibles, primarily related to Travelweb LLC, Active Hotels Ltd. and Bookings B.V.

(c)   Adjustment for stock-based compensation.

(d)   Adjustment for $1,671 non-recurring impact of favorable state franchise tax determination, partly offset by option payroll taxes of $273.

(e)   Adjustment for non-cash income tax (expense) benefit, including the non-cash benefit from a $28.1 million reversal of a portion of the

        Company’s US deferred tax asset valuation allowance.  In addition, adjustment to reflect the tax impact of certain other pro forma adjustments.

(f)    Adjustment for (1) $1,094 non-recurring non-cash impairment charge related to equity investment in pricelinemortgage.com and (2) the impact on minority interests of pro forma adjustments.

(g)   Adjustment for preferred stock dividend.

(h)   Adjustment to exclude restructuring charge.

(i)    Adjustment for the impact of EITF 04-08. Also, adjustment to include warrants and shares of restricted stock that were not considered in GAAP calculation of weighted average number of diluted common shares outstanding.

priceline.com Incorporated

Statistical Data

In thousands

Gross Bookings	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06

Agency	$156,946	$197,634	$241,935	$266,447	$343,214	$323,900	$480,506	$609,284	$600,406
Merchant	278,339	218,541	267,815	303,017	267,840	212,861	266,315	318,066	302,762
Total	$435,285	$416,175	$509,750	$569,464	$611,054	$536,761	$746,821	$927,350	$903,168

Domestic	$424,815	$367,199	$437,848	$491,949	$446,232	$378,301	$474,007	$570,757	$504,752
International	10,470	48,976	71,902	77,515	164,822	158,460	272,814	356,593	398,416
Total	$435,285	$416,175	$509,750	$569,464	$611,054	$536,761	$746,821	$927,350	$903,168

Year/Year Growth	43.7%	61.1%	40.4%	20.3%	40.4%	29.0%	46.5%	62.8%	47.8%

Units Sold	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06

Airline Tickets	725	644	747	789	680	582	728	821	666
Year/Year Growth	65.5%	61.5%	20.0%	-4.1%	-6.2%	-9.6%	-2.6%	4.1%	-2.0%

Hotel Room-Nights	2,087	2,007	2,556	2,736	3,499	2,968	4,153	4,995	5,238
Year/Year Growth	26.2%	51.1%	52.0%	37.1%	67.7%	47.8%	62.5%	82.5%	49.7%

Rental Car Days	1,364	1,065	1,278	1,535	1,692	1,315	1,621	2,000	2,044
Year/Year Growth	12.1%	15.4%	5.3%	8.9%	24.0%	23.4%	26.8%	30.3%	20.8%

	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06

Revenue	$235,882	$194,968	$233,392	$266,557	$258,797	$203,913	$241,914	$307,651	$313,467
Year/Year Growth	-3.1%	8.2%	4.1%	2.8%	9.7%	4.6%	3.7%	15.4%	21.1%

Gross Profit	$51,104	$49,897	$57,707	$65,234	$80,002	$64,919	$72,231	$105,804	$123,547
Year/Year Growth	25.7%	56.8%	33.0%	21.3%	56.5%	30.1%	25.2%	62.2%	54.4%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.

The gross bookings and units sold information reflects results from Active Hotels and Bookings since acquisition.